                                                                  EXHIBIT 12 (B)


                        THE BEAR STEARNS COMPANIES INC.
  STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                              PREFERRED DIVIDENDS
                        (IN THOUSANDS, EXCEPT FOR RATIO)


                                     (UNAUDITED)    (UNAUDITED)
                                      SIX-MONTHS     SIX-MONTHS     FISCAL YEAR     FISCAL YEAR     FISCAL YEAR     FISCAL YEAR
                                        ENDED          ENDED           ENDED           ENDED           ENDED           ENDED
                                     MAY 26, 2000   MAY 28, 1999   JUNE 30, 1999   JUNE 30, 1998   JUNE 30, 1997   JUNE 30, 1996
                                     ------------   ------------   -------------   -------------   -------------   -------------
Earnings before taxes on income....   $  619,622     $  692,514     $1,064,108      $1,063,492      $1,013,690      $  834,926
                                      ----------     ----------     ----------      ----------      ----------      ----------
Add:  Fixed Charges
      Interest.....................    2,364,345      1,569,843      3,379,914       3,638,513       2,551,364       1,981,171
      Interest factor in rents.....       15,900         15,954         31,363          30,130          26,516          25,672
                                      ----------     ----------     ----------      ----------      ----------      ----------
  Total fixed charges..............    2,380,245      1,585,797      3,411,277       3,668,643       2,577,880       2,006,843
                                      ----------     ----------     ----------      ----------      ----------      ----------
Earnings before fixed charges and
  taxes on income..................   $2,999,867     $2,278,311     $4,475,385      $4,732,135      $3,591,570      $2,841,769
                                      ==========     ==========     ==========      ==========      ==========      ==========
Preferred stock dividends..........   $   19,556     $   19,556     $   39,430      $   31,012      $   23,833      $   24,493
Ratio of income before provision
  for income taxes to net income*..          156%           162%           158%            161%            165%            170%
                                      ----------     ----------     ----------      ----------      ----------      ----------
Preferred dividend factor on pretax
  basis............................       30,556         31,586         62,340          49,939          39,390          41,680
Total fixed charges and preferred
  dividends........................   $2,410,801     $1,617,383     $3,473,617      $3,718,582      $2,617,270      $2,048,523
                                      ==========     ==========     ==========      ==========      ==========      ==========
Ratio of earnings to fixed charges
  and preferred stock dividends....          1.2            1.4            1.3             1.3             1.4             1.4
                                      ==========     ==========     ==========      ==========      ==========      ==========


                                      FISCAL YEAR
                                         ENDED
                                     JUNE 30, 1995
                                     -------------
Earnings before taxes on income....   $  388,082
                                      ----------
Add:  Fixed Charges
      Interest.....................    1,678,515
      Interest factor in rents.....       24,594
                                      ----------
  Total fixed charges..............    1,703,109
                                      ----------
Earnings before fixed charges and
  taxes on income..................   $2,091,191
                                      ==========
Preferred stock dividends..........   $   25,137
Ratio of income before provision
  for income taxes to net income*..          161%
                                      ----------
Preferred dividend factor on pretax
  basis............................       40,544
Total fixed charges and preferred
  dividends........................   $1,743,653
                                      ==========
Ratio of earnings to fixed charges
  and preferred stock dividends....          1.2
                                      ==========


* Represents income before provision for income taxes divided by net income, which adjusts dividends on preferred stock to a pretax basis.